LightPath Technologies grants GRADIUM® technology license to Hubei, New HuaGuang Information Materials Company, Ltd. (NHG)

ORLANDO, Fla., Oct. 11, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, has partnered with NHG, a major manufacturer and provider of optical materials, and granted to NHG an exclusive license to manufacture and distribute GRADIUM® glass products in Asia and, in particular, China, using LightPath intellectual property. The license is exclusive, non-assignable, non-transferable and has an initial term of five years.

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GRADIUM® lenses are made from LightPath's proprietary axial gradient index glass, with unique refractive qualities that can be manipulated to reduce spherical aberrations and yield performance similar to single-term aspheres, at a fraction of the cost. GRADIUM® lenses, which have been applied as simple singlets or doublets in complex multi-element systems, have been very well received for use in high-power industrial laser systems by many of the world's largest Nd:YAG laser and fiber laser manufacturers. These optics are being included in laser delivery systems spanning a wide variety of products in end markets that include laser cutting, marking, and welding.

Jim Gaynor, President and CEO of LightPath Technologies, stated, "We are pleased and excited to have found such an excellent partner for the distribution of the GRADIUM® product into the Asian and, specifically, the Chinese market. NHG is a well known and respected producer of optical materials in China, and we believe there is potential for additional partnership opportunities with NHG in the future. We believe NHG will be very successful in broadening the exposure of our GRADIUM® products in Asia and that this partnership will continue to expand LightPath's distribution network and contribute to our company's growth throughout China and Asia well into the future."

Recently LightPath announced its strategic initiatives to apply the knowledge and experience developed over the last twenty-five years in the visible optics market to develop a low-cost manufacturing technique for the production of infrared optics. The Company expects commercial sales of various infrared products to launch in the fourth quarter of calendar 2012. Applications of infrared and thermal imaging technology have grown dramatically over the last ten years into various markets including industrial inspection, automotive safety, chemical and biological sensing and security and surveillance. These markets are expected to generate over $20 billion in system-wide sales in 2014.

About NHG
NHG is a public company traded on the Shanghai Stock exchange. It is a producer of ophthalmic and optical glass products with over 800 employees that produces over 6000 tons of optical materials per year. Its products are used in digital cameras, projectors and monitors. NHG has over 30 years of business experience.

About LightPath Technologies
LightPath Technologies is a global leader in the manufacture and distribution of molded glass optics for a variety of applications including telecommunications, defense, medical and industrial-laser optics – markets that exceed $200 million at the component level. LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

Investor Contact:
Brett Maas, Managing Partner
Hayden IR
Tel: 646-536-7331
Email: Brett@haydenir.com
Web: www.haydenir.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.